Exhibit 10.1

Execution Version

AMENDED AND RESTATED WAREHOUSING AGREEMENT

This Amended and Restated Warehousing Agreement (the “Agreement”), dated as of August 22, 2025, is entered into by and among Blackstone Holdings Finance Co. L.L.C. (“Finco”), Blackstone Infrastructure Advisors L.L.C. (“BXIA”), in its capacity as investment manager, on behalf of and not for its own account, of (i) Blackstone Infrastructure Strategies L.P. (“BXINFRA U.S.”) and (ii) Blackstone Private Markets Solutions SCA-SICAV– Blackstone Infrastructure Strategies ELTIF (“BXINFRA Lux” and, together with BXINFRA U.S. and such other vehicles with substantially similar investment objectives and strategies and highly overlapping investment portfolios, “BXINFRA”).

WHEREAS, BXINFRA intends to invest primarily in infrastructure strategies (including, but not limited to, infrastructure equity, infrastructure secondaries and infrastructure credit) and to a lesser extent debt and other securities;

WHEREAS, in order to support the development of BXINFRA, Finco, BXIA and BXINFRA entered into a warehousing agreement on August 27, 2024 (the “Original Agreement”), pursuant to which Finco agreed to warehouse certain investments in which BXINFRA would otherwise invest directly (such investments, “BXINFRA Investments”), until BXINFRA has sufficient capital to make such investments directly, as determined by BXIA in its sole discretion, and sell such investments (or transfer commitments with respect thereto) to BXINFRA in accordance with the pricing methodology described below (the “BXINFRA Warehouse”);

WHEREAS, it is expected that (1) BXINFRA Investments may be offered to both BXINFRA and investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised, and/or managed by Blackstone, Inc. or its affiliates (individually and collectively, “Other Blackstone Accounts”) dedicated to investing in similar strategies in accordance with such Other Blackstone Account’s allocation policy and applicable law and (2) each transfer of an Approved Warehoused Investment (as defined below) from Finco to BXINFRA will be subject to the allocation policies of BXIA, applicable law and the terms set forth in the organizational documents of BXINFRA;

WHEREAS, Finco, BXIA and BXINFRA desire to amend the Original Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

Finco Acquisition of Approved Warehoused Investments. In connection with the launch and ramp up of BXINFRA (as applicable), Finco hereby agrees to warehouse, directly or through its affiliates, certain BXINFRA Investments and to subsequently transfer such BXINFRA Investments to BXINFRA U.S. and/or to BXINFRA Lux, as applicable, and each of BXINFRA U.S. and/or BXINFRA Lux agrees to acquire such BXINFRA Investments from Finco, from time to time, on the terms described herein following the point or points in time at which each of BXINFRA U.S. and/or BXINFRA Lux, as applicable, has sufficient capital to acquire such investments, as determined by BXIA in its sole discretion, and subject to (i) applicable law (including obtaining any consents required to comply with Section 206(3) of the Investment Advisers Act of 1940, as amended, and any applicable registration requirements), (ii) the terms set forth in the organizational documents of each of BXINFRA U.S. and/or BXINFRA Lux and (iii) the registration of BXINFRA Lux on the official list of authorized European long-term investment funds (ELTIFs) maintained by the Luxembourg supervisory authority (Commission de Surveillance du Secteur Financier) pursuant to Regulation (EU) 2023/606 of the European Parliament and of the Council of 15 March 2023 on ELTIFs (each such date, a “Warehouse Closing Date”); provided, that Finco may elect to structure its funding of certain BXINFRA Investments through alternative means, including the issuance of debt, which could differ from the terms of the BXINFRA Investment ultimately acquired by either of BXINFRA U.S. and/or BXINFRA Lux. BXIA will elect which Approved Warehoused Investments (as defined below) will be purchased by BXINFRA U.S. and/or BXINFRA Lux on each applicable Warehouse Closing Date in its discretion.

2.

Finco Investment Discretion. From time to time, Finco may acquire certain BXINFRA Investments that have been approved by BXIA and BXINFRA’s investment committee but for which BXINFRA does not have sufficient capital (as determined by BXIA in its sole discretion) to invest in directly, up to an aggregate invested equity amount of $675 million (or such higher amount as is agreed between the parties) for all BXINFRA Investments at any point in time, subject in each case, to Finco’s approval at the time of acquisition (each, an “Approved Warehoused Investment”). For the avoidance of doubt, if an Approved Warehoused Investment is made alongside Other Blackstone Accounts or other parties, the Approved Warehoused Investment will consist of only the portion of such investment acquired or funded by Finco, directly or through its affiliates, for the purpose of transferring it to BXINFRA.

3.

BXINFRA Fundraising. BXIA acknowledges that Finco’s approval of a BXINFRA Investment may be dependent on the progress of BXINFRA’s fundraising. As a result, BXIA will provide regular updates to Finco on fundraising efforts related to BXINFRA.

4.

Transfer of Approved Warehoused Investments to BXINFRA. On each Warehouse Closing Date, BXINFRA will acquire from Finco each funded Approved Warehoused Investment selected by BXIA for such Warehouse Closing Date at a price equal to the cost of such Approved Warehoused Investment paid by Finco plus, unless waived by Finco, an amount equal to an annualized rate of 5% measured over the period from the date the Approved Warehoused Investment was acquired by Finco to the applicable Warehouse Closing Date. Any unfunded Approved Warehoused Investment commitments will be transferred to BXINFRA at no additional cost and become commitments of BXINFRA.

5.	Allocation within BXINFRA. BXIA will determine which and what portions of Approved Warehouse Investments that BXINFRA U.S. and BXINFRA Lux will acquire on each Warehouse Closing Date.

2

6.

Finco Acknowledgement. Finco acknowledges that there can be no assurance that BXINFRA will have sufficient capital to purchase any Approved Warehoused Investments (in which case, Finco will continue to hold any Approved Warehoused Investment for its own account, unless BXIA allocates such investment to one or more Other Blackstone Accounts (subject to such Other Blackstone Account’s consent)).

7.

Other Blackstone Accounts. If BXINFRA fails to acquire the Approved Warehoused Investments (each an “Available Investment”), then BXIA and its affiliates will seek to allocate such Available Investment to one or more Other Blackstone Accounts (as applicable); provided, however, that any such allocation determination shall only occur if (i) consistent with the allocation policies and procedures of BXIA and its affiliates and applicable law, (ii) consistent with the fund documents of each Other Blackstone Account that would be offered an Available Investment, (iii) subject to BXIA and its affiliates’ determination that any such allocation is within the target hold of the Other Blackstone Account that would be offered an Available Investment, and (iv) consistent with BXIA and its affiliates’ fiduciary duties with respect to each client that would be offered an Available Investment.

8.

Schedule of Approved Warehoused Investments. Attached as Annex A to this Agreement is a schedule of each Approved Warehoused Investment that sets forth the relevant information with respect thereto. Annex A will be updated by Finco from time to time to reflect the acquisition of each new Approved Warehoused Investment and any subsequent transfer of such Approved Warehoused Investment.

9.

Commitments through the Warehouse Closing Date. Finco will continue to provide committed funding for Approved Warehoused Investments until the applicable Warehouse Closing Date, unless extended by the mutual agreement of the parties.

10.

Broken Deal Expenses. BXINFRA will bear its proportional fees, costs and expenses, if any, incurred by or on behalf of Finco in respect of developing, negotiating and structuring prospective (or potential) investments that are approved by BXIA and the BXINFRA investment committee, including Approved Warehoused Investments, that are not ultimately made (to the extent not reimbursed by a third party) (“Broken Deal Expenses”), including any fees, costs and expenses incurred prior to transferring the Approved Warehoused Investments to BXINFRA. Any Broken Deal Expenses will be payable by BXINFRA on the earlier of the applicable Warehouse Closing Date or the end of termination of this Agreement.

11.

Deal Expenses. Following the transfer of a funded Approved Warehoused Investment to BXINFRA, BXINFRA will bear all fees, costs and expenses, if any, incurred in developing, negotiating and structuring any Approved Warehoused Investment that is transferred to BXINFRA (to the extent not reimbursed by a third party).

12.

Financing Expenses. Following the transfer of a funded Approved Warehoused Investment to BXINFRA, BXINFRA will bear all fees, costs and expenses, if any, incurred in developing, negotiating and structuring the BXINFRA Warehouse. In the event no Warehouse Closing Date occurs, any fees, costs and expenses incurred in relation to establishing the BXINFRA Warehouse shall be borne by Finco.

3

13.	Finco Affiliates. For the avoidance of doubt, any right or obligation of Finco under this Agreement may, in Finco’s sole discretion, be exercised or performed by one or more of its affiliates.

14.

Term. The term of this Agreement shall be for one year from the date hereof, unless extended by the mutual agreement of the parties. Unless the parties otherwise agree, no Warehouse Closing Dates shall be held after the term of this Agreement.

15.

Miscellaneous. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute a single document. This Agreement may be amended from time to time with the consent of the parties hereto. This Agreement shall be construed in accordance with and governed by the laws of the state of New York.

16.

Joinder. At any time after the date of this Agreement, one or more vehicles within BXINFRA may become a party to this Agreement, and therefore bound by the terms and conditions herein, by executing and delivering to each of the parties hereto a joinder agreement in such form satisfactory to BXINFRA and Finco.

[Remainder of page intentionally left blank]

4

If the above correctly reflects our understanding with respect to the foregoing matters, please so confirm by signing in the space provided below.

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By: Blackstone Holdings I L.P., as Sole Member

By: Blackstone Holdings I/II GP., L.L.C., as General Partner

By:	/s/ Michael Chae
Name: Michael Chae
Title: Chief Financial Officer

BLACKSTONE INFRASTRUCTURE ADVISORS L.L.C.

As Investment Manager of BXINFRA (as defined herein)

By:	/s/ Greg Blank
Name: Greg Blank
Title: Senior Managing Director

BLACKSTONE INFRASTRUCTURE STRATEGIES L.P.

By: Blackstone Infrastructure Strategies Associates L.P., as General Partner

By: BXISA L.L.C., as General Partner

By:	/s/ Greg Blank
Name: Greg Blank
Title: Senior Managing Director

[BXINFRA – A&R Warehouse Agreement Signature Page]

BLACKSTONE PRIVATE MARKETS SOLUTIONS SCA-SICAV – BLACKSTONE INFRASTRUCTURE STRATEGIES ELTIF

Represented by: BX Private Markets Solutions GP, S.à r.l., as its managing general partner

By:	/s/ Kimberly Percy
Name: Kimberly Percy
Title: Manager

By:	/s/ Cornelis Hage
Name: Cornelis Hage
Title: Manager

[BXINFRA – A&R Warehouse Agreement Signature Page]

Annex A

Approved Warehoused Investments

Equity Investments

Name	Class of Shares	Industry	Country	Investment Size (Currently Warehoused) (in millions)	Number of Shares	% of Total Outstanding Shares	Committed or Funded	Latest Commitment Date	Latest Funding Date	Fund
Infrastructure Investments L.P.	N/A	Various	Various	$264[1]	N/A	N/A	Funded	6/30/2025	3/31/2025	BXINFRA US
Blackstone Infrastructure Partners Europe F (CYM) L.P.	N/A	Various	Various	€100[1]	N/A	N/A	Committed	6/30/2025	N/A	BXINFRA Program
Safe Harbor Marinas (Safe Harbor)	N/A	Transportation	USA	$30	N/A	N/A	Funded	4/30/2025	6/30/25	BXINFRA US
QTS Realty Trust (QTS)	N/A	Digital	USA	$50	N/A	N/A	Funded	6/10/2025	6/10/2025	BXINFRA Program
AGS Airports	N/A	Transportation	United Kingdom	$100	N/A	N/A	Funded	5/12/2025	5/12/2025	BXINFRA Program
Rogers	N/A	Digital	Canada	$25	N/A	N/A	Funded	6/18/2025	6/18/2025	BXINFRA Program
Strategic Partners Fund Solutions Associates Infrastructure IV L.P.	N/A	Various	Various	$0	N/A	N/A	N/A	N/A	N/A	N/A
Strategic Partners Fund Solutions Associates IV L.P. (Strategic Partners - BXINFRA (Overage L.P.)	N/A	Various	Various	$0	N/A	N/A	N/A	N/A	N/A	N/A
Project Amidala (AirTrunk)	N/A	Digital	Australia	$0	N/A	N/A	N/A	N/A	N/A	N/A
Project Mercury (Carrix)	N/A	Transportation	USA	$0	N/A	N/A	N/A	N/A	N/A	N/A

1 Amount includes unfunded commitments.

Annex A

Debt Investments

Name	Industry	Country	Investment Size (Currently Warehoused)	Committed or Funded	Latest Commitment Date	Latest Funding Date	Fund
Infrastructure Credit Portfolio	N/A	N/A	$0	N/A	N/A	N/A	N/A
Liquid Loans Portfolio	N/A	N/A	$0	N/A	N/A	N/A	N/A

Annex A